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Exhibit 10.11

SIRTRIS PHARMACEUTICALS, INC.
100 BEAVER STREET, SUITE 240
WALTHAM, MA 02453

February 14, 2005

Christoph Westphal, M.D., Ph.D.
17 Hawes Street
Brookline, MA 02446

Dear Christoph:

        This letter agreement ("Agreement") will confirm our offer to you of employment with Sirtris Pharmaceuticals, Inc. (the "Company"), under the terms and conditions that follow:

        1.    Position and Duties.

          (a)    The Company.    Effective March 1, 2005, or such earlier date for which you give us at least two days prior notice provided that the Board of Directors of the Company has approved this Agreement by such date (the "Effective Date"), you will be employed by the Company, on a full-time basis, as its President and Chief Executive Officer, subject to the direction and control of the Board of Directors of the Company (the "Board"). In addition, you will serve without further compensation as a member of the Board for so long as you serve as the Company's Chief Executive Officer, and will serve as the Vice Chairman of the Board until the Board determines otherwise. You agree to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time. You also agree that while employed by the Company, except as provided in Section 1(b) below, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it.

          (b)    Activities Outside the Company.    Until January 1, 2006, you may retain your seat as a board member on the boards of directors of four companies. After January 1, 2006, you may serve as a member of the board of only three companies. You will, as a general rule, not attend Board meetings of any other company.

        Subject to Section 4(f) hereof, you may remain a "venture partner" with Polaris IV and attend weekly partner meetings for two years following the Effective Date, or until the Company files a Form S-1, whichever comes first, after which time you may retain the title of "venture partner" with Polaris but shall no longer attend such weekly meetings. Furthermore, nothing herein shall require that you resign your position as a general partner of Polaris III which is fully invested at this time.

        2.    Compensation and Benefits.    During your employment, as compensation for all services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide you the following pay and benefits:

          (a)    Base Salary.    The Company will pay you a base salary at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per year, payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board in its discretion.

          (b)    Signing Bonus.    The Company will pay you a one-time signing bonus of $120,000 plus an amount equal to $30,000 per month (pro rated for partial months) for each month following January 1, 2005 until the Effective Date of this Agreement, payable within     days of your execution of this Agreement.

          (c)    Bonus Compensation.    During your employment, you may be considered annually for a bonus in addition to your base salary. Bonus compensation in any year, if any, will be determined by the Board based on your performance and that of the Company, in accordance with a general executive bonus program to be established and agreed upon by you and the Board's Compensation Committee.

          (c)    Restricted Common Stock.    At the next regular meeting of the Board following the Effective Date, you will be awarded 2,000,000 shares of the restricted common stock of the Company at a purchase price of $0.001 per share (the "Restricted Shares"), pursuant to the Form of Stock Restriction Agreement attached hereto as Exhibit A (the "Stock Restriction Agreement") and subject to all terms thereof. 400,000 of the Restricted Shares shall vest as of the Effective Date. The remaining 1,600,000 of the Restricted Shares (the "Remainder Shares") will vest as follows: twenty-five percent (25%) of the Remainder Shares shall vest on January 1, 2006, provided you are employed by the Company on that date, and the remainder of the Remainder Shares shall vest ratably, on a quarterly basis, on the last date of each of the next twelve (12) quarters thereafter, provided that you remain in the Company's employ at each such vesting date. In addition, the Company will extend you credit in an amount equal to the actual tax liability incurred by you in connection with your purchase of the Restricted Shares (provided that you have timely filed an 83(b) election the Internal Revenue Service), pursuant the terms of the promissory note in the form attached hereto as Exhibit B and subject to all terms thereof.

          (d)    Participation in Employee Benefit Plans.    You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., severance pay) or under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

          (e)    Vacations.    You will be entitled to three weeks paid vacation (or such greater amount as is generally made available to the Company's executive officers) in accordance with the Company's policies from time to time in effect, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

          (f)    Business Expenses.    The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

        3.    Confidential Information, Non-Competition and Proprietary Information.    Your employment with the Company is conditioned upon and subject to your agreement to the Company's Confidentiality, Non-Competition and Proprietary Information Agreement, to be executed by you simultaneously herewith. It is understood and agreed that breach by you of the Confidential Information, Non-Competition and Proprietary Information Agreement shall constitute a material breach of this Agreement.

        4.    Termination of Employment.    Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

          (a)   The Company may terminate your employment for "Cause" upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) your willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company and its Affiliates which is not remedied within thirty (30) days of notice thereof; (ii) material breach by you of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within thirty (30) days of notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company and any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company and any of its Affiliates, taken as a whole; or (iv) your conviction of a felony.

          (b)   The Company may terminate your employment at any time other than for Cause upon notice to you.

          (c)   You may terminate your employment for "Good Reason" upon notice to the Company setting forth in reasonable detail the nature of the Good Reason. The following shall constitute Good Reason for termination by you: (i) material diminution in the nature or scope of your responsibilities, duties or authority, provided that neither (x) the Company's failure to continue your appointment or election as a director or officer of any of its Affiliates nor (y) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates, other than any such diminution resulting from the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall constitute "Good Reason"; (ii) a reduction in your base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of your base salary in connection with and in proportion to a general reduction of the base salaries of the Company's executive officers; (iii)—failure of the Company to provide you the salary or benefits in accordance with Section 2 hereof after thirty (30) days' notice during which the Company does not cure such failure or (iv) relocation of your office more than thirty-five (35) miles from the location of the Company's principal offices as of the Effective Date.

          (d)   You may terminate your employment with the Company other than for Good Reason at any time upon one month's notice to the Company.

          (e)   This Agreement shall automatically terminate in the event of your death during employment. The Company may terminate your employment, upon notice to you, in the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement for one-hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company's request and expense, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue shall be binding on you.

          (f)    If, eighteen months after the Effective Date, your duties as a "venture partner" with Polaris IV (as described in Section 1(b) hereof) are preventing you from fulfilling your commitment to the Company as determined by a majority of the Board, you will either resign the "venture partner" position with Polaris or you agree to immediately and voluntarily resign your position with the Company.

        5.    Severance Payments and Other Matters Related to Termination.

          (a)    Termination pursuant to Section 4(b), 4(c), or 4(f).    Except as provided in Section 5(c) below,

            (i)    in the event of termination of your employment during the two-year period following the Effective Date by the Company other than for Cause pursuant to Section 4(b) of this Agreement, or in the event of termination of your employment during the two-year period following the Effective Date by you for Good Reason pursuant to Section 4(c) of this Agreement, fifty percent (50%) of any unvested Restricted Shares shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(d) of this Agreement) and the Company will continue to pay you your base salary, at the rate in effect on the date of termination, for the period of six (6) months from the date of termination; or

            (ii)   in the event of termination of your employment after the two-year period following the Effective Date (or the filing by the Company of a Registration Statement on Form S-1, if earlier) by the Company other than for Cause pursuant to Section 4(b) of this Agreement, or in the event of termination of your employment after the two-year period following the Effective Date (or the filing by the Company of a Registration Statement on Form S-1, if earlier) by you for Good Reason pursuant to Section 4(c) of this Agreement, one hundred percent (100%) of any unvested Restricted Shares shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(d) of this Agreement) and the Company will continue to pay you your base salary, at the rate in effect on the date of termination, for the period of one (1) year from the date of termination in lieu of any payment pursuant to Section 5(a)(i);

            (iii)  in the event of your termination of employment as a result of your death or disability at any time, fifty percent (50%) of the then unvested Restricted Shares will vest as of the date of termination, which in the case of death shall be the date of death (notwithstanding anything to the contrary in Section 2(d) of this Agreement), and to the extent the Company's benefits do not include disability insurance benefits that will continue your base salary at 100% of the amount of such base salary for the period of one year from the date of termination, the Company shall pay such amount at the time that your base salary would be otherwise paid as shall equal the amount by which 100% of your base salary exceeds the disability insurance benefits, if any, actually paid to you; or

            (iv)  in the event of your resignation as a result of your "venture partner" status pursuant to Section 4(f) of this Agreement, the Company will continue to pay you your base salary, at the rate in effect on the date of termination, for the period of three (3) months from the date of termination.

If you are participating in the Company's group health plan and/or dental plan at the time your employment terminates and exercise your right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse you, for the full premium cost of that participation for twelve (12) months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health (or, if applicable, dental) plan of a new employer. The Company will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay you any bonus which has been awarded to you, but not yet paid on the date of termination of your employment. Any obligation of the Company to provide you severance payments or other benefits under this Section 5(a) is conditioned on your signing an effective release of claims in the form provided by the Company (the "Employee Release") following the termination of your employment, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company's Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (ii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination. All severance payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and will begin at the Company's next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any employer. You further agree to repay any overpayment of health benefit premiums made by the Company hereunder.

          (b)    Termination other than pursuant to Section 4(b), 4(c) or 4(f).    In the event of any termination of your employment, other than a termination by the Company other than for Cause pursuant to Section 4(b) of this Agreement, a termination by you for Good Reason pursuant to Section 4(c) of this Agreement, a termination as a result of your death or disability pursuant to Section 4(d) or a termination due to "venture partner" status pursuant to Section 4(f) of this Agreement, the Company shall have the right to repurchase any unvested Restricted Shares for $.001 per share, and the Company will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. The Company shall have no other obligation to you under this Agreement.

          (c)    Upon a Change of Control.

            (i)    If a Change of Control (as defined in Section 6 hereof) occurs (X) all of your remaining unvested Restricted Shares shall fully vest, effective upon the consummation of any such Change of Control, and (Y) if, within one year following such Change of Control or otherwise in connection with such Change of Control, the Company or any successor thereto terminates your employment other than for Cause, or you terminate your employment for Good Reason, then, in lieu of any payments to you or on your behalf under Section 5(a) hereof, the Company shall pay to you, within thirty (30) days of such termination, a lump sum payment equal to your then-current annual base salary, and,

            (ii)   Unless the Company has obtained a vote of the stockholders of the Company meeting the requirements of Section 280G of the Internal Revenue Cord of 1986, as amended ("Section 280G"), then, notwithstanding the foregoing, the payments and benefits to which you would be entitled hereunder as a result of a Change of Control may be reduced with your prior written consent to the maximum amount for which the Company will not be limited in its deduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. Any such reduction shall be applied to the amounts due under Section 6(c)(i) as you may reasonably determine or, if you fail to do so within thirty (30) days following notice from the Company, as determined by the Company.

          (d)   Except for any right you may have under applicable law to continue participation in the Company's group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

          (e)   Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement and under the Confidentiality, Non-Competition and Proprietary Information Agreement. The obligation of the Company to make payments to you or on your behalf under Section 5 of this Agreement is expressly conditioned upon your continued full performance of your obligations under Section 3 hereof, under the Confidentiality, Non-Competition and Proprietary Information Agreement to be executed herewith, and under any subsequent agreement between you and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.

        6.    Definitions.    For purposes of this agreement, the following definitions apply:

        "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

        "Change of Control" shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company's then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company.

        "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

        7.    Conflicting Agreements.    You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party's consent.

        8.    Withholding.    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

        9.    Assignment.    Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

        10.    Severability.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        11.    Miscellaneous.    This Agreement, together with the Stock Restriction Agreement and the Confidentiality, Non-Competition and Proprietary Information Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

        12.    Legal Fees.    The Company will pay your legal fees in the amount of $6,000 in connection with the negotiation of your employment arrangement with the Company.

        12.    Notices.    Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Sirtris Pharmaceuticals, Inc. at its principal place of business, or to such other address(es) as either party may specify by notice to the other actually received.

        If the foregoing is acceptable to you, please sign and date this letter in the spaces provided. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely,
Sirtris Pharmaceuticals, Inc.

By:	/s/ STEPHEN HOFFMAN Stephen J. Hoffman Director
Accepted and Agreed:
Signature:
/s/ CHRISTOPH WESTPHAL Christoph Westphal

Date: February 14, 2005

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

        This Amendment No. 1 to Employment Agreement (the "Amendment"), dated as of August 30, 2006 amends the Employment Agreement dated as of February 14, 2005 among Sirtris Pharmaceuticals, Inc. (the "Company") and Christoph Westphal, M.D., Ph.D. ("Employee"), (prior to giving effect to this amendment, the "Employment Agreement" and, after giving effect to this amendment, the "Amended Employment Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Voting Agreement.

RECITALS:

        WHEREAS, the Company and Employee wish to amend the terms of the Employment Agreement.

        NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Company and the undersigned Investors agree as follows:

        1.     Section 1(b) of the Employment Agreement is hereby amended and replaced in its entirety the first paragraph thereof with the following:

  "(b) Activities Outside the Company. You may have four outside commitments with companies other than the Company (including service as a member of the board of directors or as an advisor of such other companies), with such outside commitments to be subject to the approval of the Company's Nominating and Corporate Governance Committee (the "Committee"). The Committee may also, in its discretion, increase the number of outside commitments you may have. You will notify the Committee of any change in your outside commitments. You will, as a general rule, not attend board meetings of any other company other than the Company and those other companies for which you serve as a director."

        2.     Section 4(a) of the Employment Agreement is hereby amended by deleting, in clause (i) of the second sentence, the word "Affiliates" and replacing it with the words "direct or indirect subsidiaries".

        3.     General. The Employment Agreement and this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. The Amended Employment Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts. The Amended Employment Agreement shall be binding on all Investors, whether or not party hereto.

        IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first above written.

SIRTRIS PHARMACEUTICALS, INC.
By:	/s/ GAREN BOHLIN
Name: Garen Bohlin Title: Chief Operating Officer
EMPLOYEE
/s/ CHRISTOPH WESTPHAL Christoph Westphal, M.D., Ph.D.

Amendment to Westphal Employment Agreement

AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

        This Amendment No. 2 to Employment Agreement (the "Amendment"), dated as of February 14, 2007 amends the Employment Agreement dated as of February 14, 2005 among Sirtris Pharmaceuticals, Inc. (the "Company") and Christoph Westphal, M.D., Ph.D. ("Employee"), as amended by Amendment No. 1 to Employment Agreement (prior to giving effect to this amendment, the "Employment Agreement" and, after giving effect to this amendment, the "Amended Employment Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

RECITALS:

        WHEREAS, the Company and Employee wish to amend the terms of the Employment Agreement.

        NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Company and the Employee agree as follows:

        1.     The second sentence of Section 4(c) of the Employment Agreement is hereby amended and replaced in its entirety the first paragraph thereof with the following:

  The following shall constitute Good Reason for termination by you: (i) material diminution in the nature or scope of your responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company's failure to continue your appointment or election as a director or officer of any of its Affiliates nor (y) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute "Good Reason"; (ii) any diminution in position, base salary or bonus or in the nature or scope of your responsibilities, duties or authority in anticipation of or after a Change of Control, it being specifically acknowledged that your failure to continue as CEO of the Company and to serve on the Board of Directors of the Company (and any parent company directly or indirectly owning or controlling 50% or more of the securities of the Company after the Change of Control) shall constitute "Good Reason;" (iii) a reduction in your base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of your base salary in connection with and in proportion to a general reduction of the base salaries of the Company's executive officers; (iv) failure of the Company to provide you the salary or benefits in accordance with Section 2 hereof after thirty (30) days' notice during which the Company does not cure such failure or (v) relocation of your office more than thirty-five (35) miles from the location of the Company's principal offices as of the Effective Date.

        2.     General. The Employment Agreement and this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. The Amended Employment Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts. The Amended Employment Agreement shall be binding on all Investors, whether or not party hereto.

        IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first above written.

SIRTRIS PHARMACEUTICALS, INC.
By:	/s/ GAREN BOHLIN
Name: Garen Bohlin Title: Chief Operating Officer
EMPLOYEE
/s/ CHRISTOPH WESTPHAL Christoph Westphal, M.D., Ph.D.

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  Exhibit 10.11